ePlus Announces Third Noncompliance Notice from NASDAQ

HERNDON, VA - November 29, 2006 - ePlus inc. (Nasdaq NGM: PLUS - news), announced today that because it did not timely file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, it received a staff determination letter from the staff of the Nasdaq Global Market on November 22, 2006 indicating that this matter serves as additional basis that the Company is not in compliance with the continued listing requirements of Marketplace Rule 4310(c)(14). As previously disclosed, the Company has received two staff determination letters: one dated July 18, 2006, pertaining to its failure to file its Annual Report on Form 10-K for the year ended March 31, 2006, and a second dated August 17, 2006, pertaining to its failure to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

In response to the letter dated July 18, 2006, the Company appealed the staff determination, and appeared before a Nasdaq Listing Qualifications Panel on September 7, 2006. On October 17, 2006, the Company received a letter from the Nasdaq Listings Qualifications Hearings department informing ePlus that the Nasdaq Listing Qualifications Panel (the "Panel") has determined to continue the listing of ePlus’ common stock on the Nasdaq Global Market subject to the condition that the Company files its Form 10-K for the fiscal year ended March 31, 2006, its Form 10-Q for the quarter ended June 30, 2006, and all required restatements, on or before January 15, 2007.

The Company’s delay in filing its Form 10-Q for the quarter ended September 30, 2006 is the only listing deficiency cited in the third staff determination letter.

The Company’s inability to complete and file its Form 10-K for the fiscal year ended March 31, 2006, its Form 10-Q for the quarter ended June 30, 2006, and its Form 10-Q for the quarter ended September 30, 2006, are a result of the Audit Committee’s investigation of stock option grants by the Company since its initial public offering in 1996. The Company has previously disclosed that it will restate its previously issued financial statements for the fiscal years ended March 31, 2004 and 2005, as well as previously reported interim financial information, to reflect additional non-cash charges for stock-based compensation expense in certain reported periods commencing with the fiscal year ended March 31, 1998, and that its financial statements as of and for the fiscal year ended March 31, 2006, to be included in the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2006, will include non-cash charges for stock-based compensation expense. The Company is reviewing accounting guidance regarding stock option grants recently published by the SEC staff, and has not yet determined the amount of such charges or the resulting tax and accounting impact.

ePlus has previously issued several press releases and filed several reports with the SEC including reports on Form 8-K, and investors are encouraged to read these in their entirety for discussion of the delay in its financial statements filings.

The Company plans to file its Annual Report on Form 10-K for the year ended March 31, 2006, and its Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006, as soon as practicable after the resolution of the previously disclosed matters.

About ePlus:

ePlus is a leading provider of Enterprise Cost Management solutions to information technology, finance, procurement, operations, and supply chain professionals who want to reduce the costs of finding, purchasing, managing, and financing information technology goods and services. Our Enterprise Cost Management solutions provide sourcing, procurement, spend analytics, supplier management, document collaboration, asset management, professional services, and leasing to ePlus’ 2,000+ customers. The Company was founded in 1990 and is headquartered in Herndon, VA with more than 30 locations in the U.S. For more information, visit http://www.eplus.com/, call 888-482-1122 or email info@eplus.com.

ePlus® and ePlus Enterprise Cost Management®, and/or other ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.

Statements in this press release, which are not historical facts, may be deemed to be "forward-looking statements". Actual and anticipated future results may vary due to certain risks and uncertainties, including, without limitation, the final determination of the impact of the restatement described above; the results of the Audit Committee’s investigation; expectations as to the timing of the completion of such investigation by the Audit Committee and its independent counsel; the Company’s review, restatement and filing its previously issued financial statements and its assessment of the effectiveness of disclosure controls and procedures and internal controls; the possibility that the Company may not complete the filings as required by Nasdaq Global Market by January 15, 2007, in which case the Company’s common stock would be delisted from the Nasdaq Global Market; the effects of any required restatement adjustments to previously issued financial statements and possible material weaknesses in internal control over financial reporting; the effects of any lawsuits or governmental investigations alleging, among other things, violations of federal securities laws, by the Company or any of its directors or executive officers; the existence of demand for, and acceptance of, our services; our ability to hire and retain sufficient personnel; our ability to protect our intellectual property; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to realize our investment in leased equipment; our ability to reserve adequately for credit losses; fluctuations in our operating results; our reliance on our management team; and other risks or uncertainties detailed in our Securities and Exchange Commission filings.

All information set forth in this release and its attachments is as of November 29, 2006. ePlus inc. undertakes no duty to update this information. More information about potential factors that could affect ePlus inc.’s business and financial results is included in the Company’s Annual Report on Form 10-K for the fiscal years ended March 31, 2005 and March 31, 2004, the Quarterly Report on Form 10-Q for the quarters ended June 30, 2005, September 30, 2005, and December 31, 2005 under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are on file with the SEC and available at the SEC’s website at http://www.sec.gov/.

Contact:	Kley Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150